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                                                                    EXHIBIT 10.2


CONTRACT ON LAUNCH SERVICE AGREEMENT


I.   CONTRACT NAME
     Launch Service Agreement


II.  CONTRACT NUMBER
     TELKOM Contract No. K.TEL.198/HK.910/UTA-00/2002
     ARIANESPACE Contract No. 2001.5.923


III. DATE OF CONTRACT
     8th November 2002


IV.  CONTRACT PARTIES
4.1  PT. Telekomunikasi Indonesia, represented by Mr. Kristiono, President
     Director
4.2  ARIANESPACE S.A., represented by Mr. Jean-Yves Le Gall, Director General.


V.   SUBJECT
     The launch of a satellite supplied by TELKOM at the Launch Base for the purpose of accomplishing the Launch Mission in accordance with the terms and conditions of this agreement.


VI.  LAUNCH SCHEDULE
6.1 The Launch of the satellite shall take place during the following launch period: November 1st, 2004 up to and including January 31st, 2005.
6.2 The Launch Slot within the launch period shall be determined by mutual agreement of the Parties no later than EIGHT (8) months prior to the first day of the launch period.
6.3 The Launch Day within the Launch Slot shall be determined, no later than THREE (3) months prior to the first day of the Launch Slot.
6.4 The Launch Window set forth in Paragraph 2.3 f Annex 1 to this Agreement shall be determined no later than the Final Mission Analysis Review.
6.5 In the event that, for any reason whatsoever, the Parties fail to agree upon the Launch Slot within the Launch Period, Launch Day, or the Launch Window, ARIANESPACE shall be determine said Launch Slot, Launch Day, or Launch Window taking into account the available Launch Opportunity(ies), and the requirements and respective interests of TELKOM and any of the Third Party Costumer(s) of ARIANESPACE.


VII. REMUNERATION:
7.1 The remuneration of ARIANESPACE for the provision of Launch Services for the Launch of the Satellite is fixed price, as follows:
     7.1.1 US$62,880,000
     7.1.2 The amount mentioned above shall be increased by the amount obtained by multiplying the price set forth in Sub-paragraph 7.1.1 as adjusted pursuant to Sub-paragraph 7.1.3, as applicable, by 7%, if TELKOM exercise the Reflight Option.
     7.1.3 Commencing with the Effective Date of this Agreement, and up to L minus 6 months, TELKOM may vary the Satellite mass by maximum total mass of 50 kg (increase or decrease). Any increase or decrease in mass in excess of 25 kg, shall be subject to variation in the firm fixed amount stated above of US$25,000 for each kilogram that the satellite mass is increased or decreased beyond 25 kg.
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CONTRACT ON KONTRAK JASA PELUNCUR SATELIT TELKOM-2 SATELLITE
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7.2  The firm fixed price, if any, for Associated Services assumes, that the
     Launch will be performed within calendar year 2004-2005. Should the Launch Period or Launch Slot assigned to TELKOM extend beyond calendar year 2005, the then catalogue price for the relevant year will apply to such Associated Services that will not have been performed by the date of request for any Launch postponement.
7.3 All prices, expenses, and charges set forth in this Agreement shall be free from any and all taxes and other duties of any French tax authority. The price under Sub-paragraph 7.1 is inclusive the price of Third Party Insurance Policy.


VIII PAYMENT

8.1  Payment schedule for remuneration under paragraph 7.1:

--------------------------------------------------------------------------------
DATE                                  PERCENTAGE OF THE PORTION OF THE LAUNCH
                                      SERVICE PRICE
--------------------------------------------------------------------------------
13 January 2004* (First Payment)                    US$27,500,000*
--------------------------------------------------------------------------------
1 March 2004 (Second Payment)                        US$9,000,000
--------------------------------------------------------------------------------
1 April 2004 (Third Payment)                        US$20,000,000
--------------------------------------------------------------------------------
1 September 2004 (Fourth Payment)                    US$6,380,000
--------------------------------------------------------------------------------

*This Payment represents the first payment due on 15 November 2002 and payable on the First Payment Date.

8.2 The price of the Reflight Option shall be paid in accordance with the following payment schedule:

--------------------------------------------------------------------------------
DATE                                              PERCENTAGE OF THE PRICE OF THE
                                                  REFLIGHT OPTION
--------------------------------------------------------------------------------
Date of exercise of Reflight Option
(120 days after Effective Date of this
Agreement)                                                     10%
--------------------------------------------------------------------------------
L minus 3 months                                               90%
--------------------------------------------------------------------------------

8.3 If TELKOM varies the Satellite mass under Sub-paragraph 7.1.3 above, the resulting price variation shall be, in event of mass (i) increase, due by TELKOM to ARIANESPACE, or (ii) decrease, credited to TELKOM on the date set forth in Sub-paragraph 8.1 immediately 30 days upon the receipt by ARIANESPACE of TELKOM's written request for mass variation.
8.4 Payment for Associated Service ordered by TELKOM under Paragraph 2, 3 and 4 of Annex 2 to this agreement, for which a firm fixed price has been established, shall be due as of the date set forth in said annex.
8.5 Payment for Associated Service ordered by TELKOM under Paragraph 2, 3 and 4 of Annex 2 to this agreement, for which no total firm fixed price can be determined in advance, shall be due on the date on which TELKOM terminates use of the relevant Associated Service.
8.6 In the event of late payment, TELKOM shall pay ARIANESPACE interest on such late payment at the Base Rate plus 1 PERCENTAGE POINT per annum from and including the date due to but excluding the date made.
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IX   INSURANCE
     9.1 ARIANESPACE shall take out an insurance policy at no cost to TELKOM, to protect itself and TELKOM against liability for property loss or damage and bodily injury (including death) that third party may sustain.
     9.2  The insurance policy shall be in the amount of Euros 60,980,000


 X   APPLICABLE LAW:
     This Agreement shall govern the relationship between the Parties as to the subject of this Agreement. To the extent the Parties have failed to address any question arising hereunder, or in the event of the need for any interpretation of any term of this Agreement, French law shall be applied, unless it is contrary to the explicit terms or the underlying common intentions of the Parties to this Agreement.



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XI   ARBITRATION

     11.1 In the event of any dispute arising out of or relating to this Agreement, the Parties shall use their best efforts to reach an amicable settlement. If an amicable settlement cannot be achieved, the dispute shall be referred to the President of ARIANESPACE and of TELKOM, who will use their best efforts to reach a settlement. Should an amicable settlement fail, the dispute shall be finally settled under the rules of Conciliation and Arbitration of the International Chamber of Commerce (ICC) in Geneva (Switzerland) by 3 arbitrators appointed in accordance with the then existing rules of the ICC. The award of the arbitrators shall be final, conclusive and binding, and the execution thereof may be entered in any court having jurisdiction.


     11.2 The cost of arbitration, including the fees and expenses of the arbitrator, will be shared equally by TELKOM and ARIANESPACE as determined by the ICC secretariat. TELKOM and ARIANESPACE shall each bear the cost of preparing and representing its own case.